Exhibit 99.2

EaglePicher Incorporated

Contact:
Tom Pilholski	(602) 652-9600

EAGLEPICHER HOLDINGS CONFIRMS
NO CASH DIVIDEND ON ITS PREFERRED STOCK

PHOENIX, Arizona, September 4, 2003 - EaglePicher Holdings, Inc. (“EP Holdings”) confirmed today that it did not declare or pay a cash dividend on its Series B 11.75% Cumulative Redeemable Exchangeable Preferred Stock (“Preferred Stock”) on September 2, 2003. EaglePicher Incorporated (“EPI”), EP Holding’s wholly-owned and only subsidiary, is a party to a senior secured credit facility that prohibits EPI from declaring or paying cash dividends unless the ratio of its total debt to earnings before interest, taxes, depreciation and amortization would be less than 3.0:1 on a pro forma basis after giving effect to any such dividend. At September 2, 2003, EPI would not be permitted to pay a dividend under this test. EP Holdings conducts all of its operations through EPI and EPI is its only source of funds for dividends on the Preferred Stock.

Granaria Holdings B.V., the controlling shareholder of EP Holdings, controls approximately 78.6% of the outstanding preferred stock. Granaria Holdings has informed EP Holdings that entities controlled by it may purchase additional shares of Preferred Stock in the future.

EP Holdings also stated that it had a deficit in its current earnings and profits account (as determined according to Internal Revenue Service regulations) for its fiscal year ended November 30, 2002 and that it had a deficit in its accumulated earnings and profits account for the period from December 14, 2001 to November 30, 2002. Holders of Preferred Stock are advised to consult their tax advisors regarding the tax treatment of accretion of the liquidation preference of the Preferred Stock for such period.

EaglePicher Incorporated, founded in 1843 and headquartered in Phoenix, Arizona, is a diversified manufacturer and marketer of innovative, advanced technology and industrial products and services for space, defense, environmental, automotive, medical, filtration, pharmaceutical, nuclear power, semiconductor and commercial applications worldwide. The company has 4,000 employees and operates more than 30 plants in the United States, Canada, Mexico, the U.K. and Germany. Additional information on the company is available on the Internet at www.eaglepicher.com.

This news release contains statements that, to the extent that they are not recitations of historical fact, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, section 21E of the Securities Exchange Act of 1934. Such forward-looking information involves risks and uncertainties that could cause actual results to differ materially from those expressed in any such forward-looking statements. These risks and uncertainties include, but are not limited to, our ability to maintain existing relationships with customers, demand for our products, our ability to successfully implement productivity improvements and/or cost reduction initiatives; and our ability to develop, market and sell new products, our ability to obtain raw materials, increased government regulation or changing regulatory policies resulting in higher costs and/or restricting output, increased price competition, currency fluctuations, general economic conditions, acquisitions and divestitures, technological developments and changes in the competitive environment in which we operate, as well as factors discussed in our filings with the U.S. Securities and Exchange Commission.

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